EXHIBIT 99.1

QCR Holdings, Inc. Welcomes New Directors and Announces a Cash Dividend of $0.06 Per Share

MOLINE, Ill., Aug. 23, 2024 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (NASDAQ: QCRH) (the “Company”) today announced the appointment of James R. Batten and Amy L. Reasner to the Company’s Board of Directors, increasing the Board from 11 to 13 members. The appointments were effective August 21, 2024.

“Both Jim and Amy bring a strong background and expertise that complements the composition and experience of our board,” said Larry Helling, Chief Executive Officer. “They also have deep commitments and close ties to the markets that we serve.”

Mr. Batten currently serves as Chair of the Board of Directors of Guaranty Bank and previously served as Chair of the Board of Directors of Guaranty Federated Bancshares, Inc., prior to its acquisition by QCR Holdings. He currently serves as President of H2D2, LLC, a family office. His past positions include Chief Financial Officer for International Dehydrated Foods, a privately-held ingredients manufacturer for the food industry, and O’Reilly Automotive, Inc., a publicly traded auto parts retailer headquartered in Springfield, Missouri. Among his numerous community roles, Batten is a member of the boards of AG Financial Solutions and Foundation Capital Resources and previously served on the boards of the Springfield Area Chamber of Commerce, Big Brothers Big Sisters of the Ozarks, and New Covenant Academy.

Ms. Reasner currently serves on the Board of Directors of Cedar Rapids Bank and Trust Company. She currently serves as President for Lynch Dallas, P.C., a general practice law firm located in Cedar Rapids, Iowa. Ms. Reasner’s general practice includes labor and employment law, insurance defense, and internal investigations, representing a wide range of clients, including insurance companies, businesses, municipalities, and school districts. She is the former Chair of the Iowa Department of Transportation, a former Board Member of the Iowa Finance Authority, and current Vice President of Willis Dady Homeless Services, among several other community roles.

Additionally, on August 21, 2024, the Company’s Board of Directors declared a cash dividend of $0.06 per share payable on October 2, 2024, to holders of common stock of the Company of record on September 13, 2024.

About Us
QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny and Springfield communities through its wholly owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, Springfield First Community Bank, based in Springfield, Missouri, was acquired by the Company in 2018, and Guaranty Bank, also based in Springfield, Missouri, was acquired by the Company and merged with Springfield First Community Bank in 2022, with the combined entity operating under the Guaranty Bank name. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company offers equipment loans and leases to businesses through its wholly owned subsidiary, m2 Equipment Finance, LLC, based in Waukesha, Wisconsin, and also provides correspondent banking services. The Company has 36 locations in Iowa, Missouri, Wisconsin and Illinois. As of June 30, 2024, the Company had $8.9 billion in assets, $6.9 billion in loans and $6.8 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Contact:
Todd A. Gipple
President
Chief Financial Officer
(309) 743-7745
tgipple@qcrh.com